Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Tracy Shilobrit Manpower Inc. +1.414.906.6088 tracy.shilobrit@manpower.com

Stephanie Burns Will be Stepping Down from Manpower Inc. Board of Directors

MILWAUKEE, WI, USA (February 21, 2007) – Manpower Inc. (NYSE:MAN) today announced that Stephanie A. Burns, chairman, president and CEO of Dow Corning, will not stand for reelection to its board of directors due to her commitment to serve on another board that more closely aligns with her career and expertise.

Burns said, “I have enjoyed my tenure as a director for Manpower and I continue to be a big supporter of the company and its management.  However, in order to be as effective as possible in all of my commitments, it is necessary to make difficult choices about where my time is invested.  I will miss my time with the Manpower board and I wish them all the best,” she added.

Burns was appointed to the Manpower Inc. board of directors in July of 2003.

“Manpower was built upon the philosophy of matching the right person with the right job and, in this case, her other board commitment is a nearly perfect match, so I support her decision,” said Jeffrey A Joerres, chairman and CEO of Manpower Inc.  “Stephanie is a very talented CEO and I appreciate her diligence and commitment to being a superior board member for Manpower.  We look forward to seeing many great accomplishments from her in the coming years,” he added.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE 414-961-1000 • www.manpower.com